As filed with the Securities and Exchange Commission on March 8, 2006
Registration No. 333-129196

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-8
TO REGISTRATION STATEMENT
ON FORM S-4
UNDER THE SECURITIES ACT OF 1933
WACHOVIA CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	56-0898180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Wachovia Center
Charlotte, North Carolina	28288-0013
(Address of principal executive offices)	(Zip Code)
Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan
(Full title of the plans)
Ross E. Jeffries, Jr., Esq.
Senior Vice President and Deputy General Counsel
Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288-0630
(Name and address of agent for service)
(704) 374-6611
(Telephone number, including area code, of agent for service)
     This Post-Effective Amendment No. 2 covers shares of the Registrant’s $3.33 1/3 par value common stock that were included in the shares originally registered on the Form S-4 to which this registration statement is an amendment. The registration fee in respect to such stock was paid at the time of the original filing of the Registration Statement relating to such stock.
     Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan (the “Plan”).
     Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional common stock as may be issuable as a result of a stock split, stock dividend, or similar transaction in accordance with the anti-dilution provisions of the Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are incorporated by reference in this Registration Statement:
(1)	the Annual Report of Wachovia Corporation (“Wachovia”) on Form 10-K for the year ended December 31, 2005;

(2)	Wachovia’s Current Reports on Form 8-K dated January 3, 2006, January 19, 2006, January 30, 2006, January 31, 2006, February 1, 2006, and February 24, 2006;

(3)	the information set forth under “Description of Wachovia Capital Stock” in the Joint Proxy Statement/Prospectus dated November 22, 2005, filed with the Securities and Exchange Commission relating to Wachovia’s Registration Statement No. 333-129196; and

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (1) above.
     In addition, all documents subsequently filed by Wachovia pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 6. Indemnification of Directors and Officers.
     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct. However, when a director or officer is liable to the corporation, the corporation may not indemnify him or her. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     Wachovia’s by-laws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his or her status as such, excluding any liability relating to activities which were at the time taken known or believed by such persons to be clearly in conflict with the best interests of Wachovia.

     Wachovia’s articles of incorporation provide for the elimination of the personal liability of each director of Wachovia to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may from time to time be in effect.
     Wachovia maintains directors and officers liability insurance, subject to certain deductible amounts. In general, the policy insures (i) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Item 8. Exhibits.

Exhibit No.	Description

(2)(a)	Agreement and Plan of Merger, dated as of September 12, 2005, as amended and restated, among Wachovia, Western Financial Bank, Westcorp and WFS Financial Inc (included as Appendix A to the joint proxy statement-prospectus contained in this Registration Statement).*

(3)(a)	Wachovia’s Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(3)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(d)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 4.1 to Wachovia’s Current Report on Form 8-K dated February 1, 2006).

(3)(e)	Wachovia’s Bylaws, as amended (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(4)(a)	Wachovia’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Wachovia’s Current Report on Form 8-K dated December 20, 2000).

(5)	Opinion of Ross E. Jeffries, Jr., Esq.*

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5))*

(24)	Power of Attorney.*

*Previously filed.
Item 9. Undertakings.
     (a) Rule 415 offering.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) Filings incorporating subsequent Exchange Act documents by reference.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Request for acceleration of effective date of filing of registration statement on Form S-8.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-129196 on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 8, 2006.

WACHOVIA CORPORATION

By:	/s/ Ross E. Jeffries, Jr. Ross E. Jeffries, Jr. Senior Vice President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-129196 on Form S-4 has been signed by the following persons in the capacities indicated and on the date indicated.

G. Kennedy Thompson* G. Kennedy Thompson	Chairman, President and Chief Executive Officer and Director
/s/ Thomas J. Wurtz Thomas J. Wurtz	Senior Executive Vice President and Chief Financial Officer
David M. Julian* David M. Julian	Executive Vice President and Corporate Controller (Principal Accounting Officer)
John D. Baker, II* John D. Baker, II	Director
James S. Balloun* James S. Balloun	Director
Robert J. Brown* Robert J. Brown	Director
Peter C. Browning	Director
John T. Casteen, III* John T. Casteen, III	Director

William H. Goodwin, Jr.* William H. Goodwin, Jr.	Director
Robert A. Ingram* Robert A. Ingram	Director
Donald M. James* Donald M. James	Director
Mackey J. McDonald* Mackey J. McDonald	Director
Joseph Neubauer* Joseph Neubauer	Director
Lloyd U. Noland, III* Lloyd U. Noland, III	Director
Van L. Richey* Van L. Richey	Director
Ruth G. Shaw* Ruth G. Shaw	Director
Lanty L. Smith* Lanty L. Smith	Director
John C. Whitaker, Jr.* John C. Whitaker, Jr.	Director
Dona Davis Young* Dona Davis Young	Director
*By Ross E. Jeffries, Jr., Attorney-in-Fact
/s/ Ross E. Jeffries, Jr.
     Ross E. Jeffries, Jr.
Date: March 8, 2006

     Pursuant to the requirements of the Securities Act of 1933, the Trustee of the Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan (the “Plan”) (or other persons who administer the Plan) has caused this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-129196 on Form S-4 to be signed on behalf of the Plan by the undersigned, thereunder duly authorized, on March 8, 2006.
Amended and Restated Westcorp Employee Stock
Ownership and Salary Savings Plan
By: /s/ Benjamin J. Jolley, Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

(2)(a)	Agreement and Plan of Merger, dated as of September 12, 2005, as amended and restated, among Wachovia, Western Financial Bank, Westcorp and WFS Financial Inc (included as Appendix A to the joint proxy statement-prospectus contained in this Registration Statement).*

(3)(a)	Wachovia’s Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(3)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K).

(3)(d)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 4.1 to Wachovia’s Current Report on Form 8-K dated February 1, 2006).

(3)(e)	Wachovia’s Bylaws, as amended (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).

(4)(a)	Wachovia’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Wachovia’s Current Report on Form 8-K dated December 20, 2000).

(5)	Opinion of Ross E. Jeffries, Jr., Esq.*

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5))*

(24)	Power of Attorney.*

*Previously filed.